EXHIBIT 99

Section 2: EX – 99 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

FOR IMMEDIATE RELEASE	CONTACT: Robert J. Gentry Director of Marketing 717.530.3545 Phone 717.532.4099 Fax

Orrstown Financial Services, Inc. Reports Second Quarter

Earnings and Third Quarter Dividend

Shippensburg, PA (July 27, 2006) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced second quarter 2006 earnings of $3,146,000, or $.53 per share versus $2,560,000, or $.48 per share for the second quarter of 2005. This represents a 22.9% increase in second quarter earnings compared to the prior year. Net income for the six months ended June 30, 2006 was $5,644,000, or a 19.3% increase over the $4,731,000 earned during the first half of 2005. Primary earnings per share grew 12.5% from $0.88 during the first six months of 2005 to $0.99 in 2006.

Return on average assets, return on average equity and return on average tangible equity were 1.79%, 16.54% and 20.55%, respectively, for the second quarter of 2006 versus 1.90%, 19.73% and 20.27%, respectively, for the second quarter of 2005. For the first six months of 2006, return on average assets, return on average equity and return on average tangible equity were 1.74%, 16.97% and 19.42%, respectively, versus 1.80%, 18.61% and 19.13% during 2005.

The Board of Directors approved a third quarter cash dividend of $.20 per share payable to shareholders of record on August 9, 2006. This represents an increase of 33.3% over the dividend of $.15 declared during the third quarter of 2005. Through three quarters 2006, dividends of $.58 per share are 37.1% ahead of 2005 dividends of $.423. The dividend will be paid on August 25, 2006.

Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “We are delighted that our momentum has continued to build in 2006. Completing the acquisition and systems conversions of The First National Bank of Newport and opening a new office in Greencastle were major accomplishments during the second quarter. Our superior financial results are a direct result of the addition of The First National Bank and the hard work of a dedicated staff that shares our corporate vision. Going forward we see great potential to deliver our brand of “hometown” banking to new and existing markets.”

With over $760 million in assets, Orrstown Financial Services, Inc. and its subsidiaries, Orrstown Bank and The First National Bank of Newport, provide a full range of consumer and business financial services through nineteen banking offices and four remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	June 30, 2006	June 30, 2005	% Change
Net Income	$3,146,000	$2,560,000	+22.9%
Primary Earnings Per Share	$.53	$.48	+10.4%
Diluted Earnings Per Share	$.51	$.45	+13.3%
Dividends Per Share	$.20	$.14	+42.9%
Return on Assets	1.79%	1.90%
Return on Equity	16.54%	19.73%
Return on Tangible Equity	20.55%	20.27%

For Six Months Ended:	June 30, 2006	June 30, 2005	% Change
Net Income	$5,644,000	$4,731,000	+19.3%
Primary Earnings Per Share	$.99	$.88	+12.5%
Diluted Earnings Per Share	$.95	$.84	+13.1%
Dividends Per Share	$.38	$.2733	+39.0%
Return on Assets	1.74%	1.80%
Return on Equity	16.97%	18.61%
Return on Tangible Equity	19.42%	19.13%

Balance Sheet Highlights:	June 30, 2006	June 30, 2005	% Change
Assets	$767,939,000	$574,019,000	+33.8%
Loans, Gross	$575,816,000	$424,252,000	+35.7%
Deposits	$618,702,000	$453,446,000	+36.4%
Equity	$85,046,000	$53,076,000	+60.2%
Tangible Equity	$63,354,000	$51,698,000	+22.5%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.